**AURIGA LABORATORIES, INC.**
**5555 Triangle Parkway, Suite 300**
**Norcross, GA 30092**

July 26, 2006

Mr. Buddy King
President.
Athlon Pharmaceuticals, Inc.
P.O Box 26708
Birmingham, AL 35260

Dear Mr. King

This letter (the "Letter Agreement") sets forth the material terms pursuant to which Athlon Pharmaceuticals, Inc., its subsidiaries, affiliates and assigns ("ATH") would sell its rights to the Levall product line to Auriga Laboratories, Inc. ("ALI"). ATH and ALI are each referred to herein as "Party" and collectively, as the "Parties". This Letter Agreement does not constitute a definitive agreement or, except as set forth in Sections 3. and 4. below, serve as a binding legal obligation on the Parties. Any binding legal obligation to consummate the transaction contemplated by this Letter Agreement would be contained in a definitive agreement to be negotiated by the Parties.

1. Definitive Agreement. The Parties agree to negotiate in good faith a definitive agreement incorporating the terms and conditions set forth in Attachment A (the "Definitive Agreement").

2. Timing and Closing Conditions. The Parties agree to negotiate in good faith and use their respective best efforts to execute the Definitive Agreement on or before August 15, 2006. The Parties agree that the Definitive Agreement will obligate the Parties to close upon the satisfaction of all closing conditions contained in the Definitive Agreement, including, but not limited to, ALI's obligation to provide the consideration to ATH payable pursuant to the Definitive Agreement. The Parties agree to act in good faith and use their respective best efforts to close the transaction contemplated by the Definitive Agreement on or before August 31, 2006.

3. Confidentiality. Except as provided herein, the existence and the terms of this Letter Agreement shall be maintained in confidence by the parties hereto and their respective officers, directors and employees. Except as compelled to be disclosed by judicial or administrative process or by other requirements of law, legal process, rule or regulation (including to the extent required in connection with any filings made by the parties or their controlling affiliates with the Securities and Exchange Commission) all public announcements, notices or other communications regarding such matters to third parties, including without limitation any disclosure regarding the transactions contemplated hereby, shall require the prior approval of all Parties.

4. General. This Letter Agreement shall be governed by and construed under the laws of the State of Georgia as applied to agreements among Georgia residents entered into and to be performed entirely with Georgia. The sole jurisdiction and venue for actions related to the subject matter hereof shall be the United States District Court for the Northern District of Georgia. Both Parties consent to the jurisdiction of such courts and agree that process may be served in the manner provided herein for giving of notices or otherwise as allowed by Georgia law. In any action or proceeding to enforce rights under Sections 3. or 4. of this Letter Agreement, the prevailing Party shall be entitled to recover costs and attorneys' fees. For convenience, this Letter Agreement may be signed in more than one counterpart and signature pages may be exchanged by facsimile. The Parties, as evidenced by their respective signatures hereto, acknowledge that irreparable damage would result if Sections 3. and 4. of this Letter Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the Parties under Sections 3. and 4. of this Letter Agreement may be enforced by a decree of specific performance

issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under Sections 3. and 4. of this Letter Agreement or otherwise. Moreover, the Parties hereby further agree that, in the event of any action for specific performance in respect of such breach, they shall waive the defense that a remedy at law would be adequate.

If you determine that the foregoing is acceptable, we would appreciate acknowledgment of that determination by the execution and delivery to us of the enclosed copy of this letter via facsimile with original to follow in the mail.

We look forward to your favorable consideration of this letter.

Auriga Laboratories, Inc.

Philip S. Pesin
Chief Executive Officer

Agreed and accepted on July 27, 2006.

Signed:

Print: Bobby J. King, Jr.

Title: Chairman/CEO

# ATTACHMENT A

**I. Asset Purchase:**

Athlon Pharmaceuticals, Inc. ("ATH") will sell, assign and transfer to Auriga Laboratories, Inc. ("ALI") the LEVALL® Product Line, including all generics of any LEVALL® Product, and the Trademarks associated with the Product Line (the "Purchased Product").

**II. Intellectual Property**

All other intellectual property associated with the Purchased Product licensed to or owned by ATH will be included in the acquisition, *including but not limited to*: the patents, the know-how, other intellectual property rights, any documentation relating to the manufacturing of the Purchased Product, any drug master files and other documents/files relating to the Purchased Product, reports and manuals relating to standard operating procedures in the manufacture of the Purchased Product.

**III. Commercialization/ Governmental Approvals/ Governance:**

ALI will be responsible, at its sole expense, for all matters pertaining to obtaining FDA and other governmental approvals for the Purchased Product. ATL will assist in the transfer of manufacturing where deemed appropriate. ALI will be responsible for (i) Prosecuting and/or Defending the Patents associated with the Licensed Products, (ii) ALI will use commercially reasonable efforts to promote, manufacture, market, sell and distribute the Purchased Product for the commercial life of said Purchased Product.

**IV. Purchase Price:**

ALI will pay ATL as follows:

- $2,500,000 of cash upon closing;
- $2,500,000 of ALI publicly traded securities with registration rights upon closing;
- 50% of Net Sales for Year 1 on sales up to $10 million and 20% on all sales over $10 million;
- 35% of Net Sales for Year 2
- 25% of Net Sales for Year 3
- 8% of Net Sales after Year 3 until a total of $20 million in total payments have been made

For purposes of this term sheet and the definitive agreement, "Net Sales" means with respect to any Purchased Product, the gross amount invoiced by ALI, its licensee or sub-licensee for the Purchased Product sold in bona fide, arms-length transactions, less (i) quantity and/or cash discounts from the gross invoice price which are actually taken; (ii) freight, postage and insurance included in the invoice price; (iii) amounts repaid or credited by reasons of rejections or return of goods, (v) third-party rebates and chargeback actually repaid or credited (vi) invoiced customers duties and sales taxes (excluding income, value-added and similar taxes), if any, actually paid and directly related to the sale that are not reimbursed by ALI; but in no event shall the cumulative amount of all adjustments, deductions and allowances referred to in (i) through (vi) above exceed fifteen percent

(15%) of the gross amount invoiced by ALI, its licensee or sub-licensee for the Purchased Product.

The $2,500,000 of ALI stock issued to ATL in Section IV. herein (the "Share Amount") shall be payable in that number of shares of common stock of ALI equal to (x) the Share Amount, divided by (y) the average closing price per share of the common stock of ALI for the ten (10) consecutive trading days ending on the two trading days preceding the Closing (the "Closing Price"). All price calculations will be rounded to two decimal points. All share calculations to be rounded to four decimal points.

**V. Manufacturing**

The Purchased Product is manufactured under an existing manufacturing and supply agreement(s) with PharmaFab and Great Southern Labs. ALI will assume all of ATH's post-closing rights and obligations under these agreements.

**VI. Inventory**

ALI will purchase, at ATH's cost, all existing inventory of the Purchased Product with greater than twelve months dating as of the date of the definitive agreement.

**VII. Returns, Chargebacks, and Rebates**

For all distributors of the Purchased Products ATH will be responsible for all product it sold (corresponding to specific lot numbers) that is returned under its return policy. ATH will be responsible for all chargebacks and rebates from third party payers for two full quarter following execution of the definitive agreement.

**VIII. Other Terms:**

- ALI will utilize at least 50 sales representatives to promote the product by the end of the first year
- ALI will identify one product to file a 505(b)(2) application in order to convert the product from DESI to an approved product
- ALI will deploy a patented delivery system to maintain single source status
- ALI will identify a generic partner to sell the generic products
- Until ATH has received $5,000,000 in Consideration under the terms of the definitive agreement, ALI agrees to allow ATH to maintain a security interest in ALI's receivables generated by sales of the Purchased Products
- Until ATH has received $5,000,000 in Consideration under the terms of the definitive agreement, ALI agrees to grant ATH a reversion right on the Purchased Products that will automatically spring in the event that ALI declares, or is forced into, bankruptcy.
- "Consideration" shall mean the payments set forth in Article IV. herein, except that ALI stock shall only be included in the $5,000,000 figure (i) to the extent such stock is freely tradable (at the value on the date such stock is freely tradable), or (ii) at the liquidation value to the extent such stock is liquidated by ATL prior to the time that the ALI is freely tradable, whichever occurs first.

**IX. Expenses**

ATH and ALI will each be responsible for the fees and expenses of its own attorneys, investment bankers, accountants, financial advisors and other parties retained in connection with this transaction.

**X. Definitive Agreement**

A definitive asset purchase agreement among the parties will contain such other terms and conditions generally included in transactions of this nature, including but not limited to ownership of technology provisions, assignment provisions, cooperation provisions, maintenance of books and records, audit rights, default provisions, infringement provisions, confidentiality provisions, representations and warranties, indemnifications, closing conditions, termination, cure, non-competition, non-solicitation, no-broker representations, governing law, etc.